UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2009

OREXIGEN THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33415	65-1178822
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3344 N. Torrey Pines Ct., Suite 200, La Jolla, CA	92037
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 875-8600

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 10, 2009, Orexigen Therapeutics, Inc. (the “Company” or “Orexigen”) entered into a License Agreement (the “License Agreement”) with SmithKline Beecham Corporation and Glaxo Group Limited (collectively “GSK”), pursuant to which Orexigen obtained a non-exclusive worldwide license from GSK to certain patents covering various formulations of bupropion hydrochloride for use in the development and commercialization of Orexigen’s Contrave® product candidate for the treatment of obesity and disorders of weight management.

As consideration for this license, Orexigen paid GSK an upfront payment and may be required to make a future milestone payment upon the earliest achievement of certain milestones primarily related to regulatory or commercial events. Orexigen has the right to sublicense, without the right to further sublicense, any or all of its rights under the License Agreement in connection with specified regulatory or commercial events.

The term of the agreement generally extends on a country-by-country basis until the date of the expiration, lapse or invalidation of the last remaining patent or patent application within the licensed patents in such country. Orexigen may terminate the agreement with respect to any particular country or in its entirety at any time upon specified written notice to GSK. However, if Orexigen has not yet paid the potential future milestone payment, Orexigen may only exercise this termination right if it determines in good faith that the patent, medical/scientific, technical, regulatory or commercial profile of Contrave or a similar product candidate covered under the License Agreement does not justify continued development and/or commercialization. Either party may terminate the agreement upon delivery of written notice if the other party is in material default or breach of its obligations and fails to remedy the breach within a specified period. In addition, either party may terminate the agreement upon specified bankruptcy, liquidation or receivership proceedings, and the agreement may be terminated by the mutual written agreement of both parties.

Under the License Agreement, GSK has the responsibility for and control over, at its sole cost and expense, the filing, prosecution and maintenance of the licensed patents. GSK also has the sole right to, but is not obligated to, bring, at its own expense, an infringement action against any third party, and has full control over its conduct, including settlement thereof.

The foregoing description of the License Agreement does not purport to be complete and is qualified in its entirety by the License Agreement, a copy of which the Company intends to file with its Quarterly Report on Form 10-Q for the quarter ending June 30, 2009, requesting confidential treatment for certain portions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OREXIGEN THERAPEUTICS, INC.

Date:	June 11, 2009	By:	/s/ Graham K. Cooper
		Name:	Graham K. Cooper
		Title:	Chief Financial Officer and Treasurer